23.1           Consent of Kyle L. Tingle, CPA, LLC, Registered Independent Auditor

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 23, 2009, with respect to the audit of the financial statements of China US Events Corp.  We also consent to the reference of our firm under the heading “Experts” in this registration statement.

May 19, 2009

Kyle L. Tingle, CPA, LLC
3145 E Warm Springs Road #200
Las Vegas, NV  89120
702/450-2200
702/436-4218 (f)